Exhibit 99.1

Beneficient Announces Upcoming Launch of AltLens, an Alternative Asset Portfolio Analytics and Risk Platform for Family Offices and Small Institutional Investors

AltLens is engineered to measure portfolio risk based on the historical behavior of private markets and make advanced, institutional-level analytics accessible to family offices and small institutional investors

DALLAS, Sept. 18, 2026 (GLOBE NEWSWIRE) — Beneficient (NASDAQ: BENF) (together with its subsidiaries, the “Company” or “Beneficient”), a technology-enabled platform providing exit opportunities and primary capital solutions and related trust and custody services to holders of alternative assets, today announced that it plans to launch AltLens in the fourth quarter of calendar year 2026. AltLens is an alternative asset portfolio analytics and risk platform developed for family offices and small institutional investors. AltLens is designed to help investment teams maintain, organize, and analyze their alternative asset portfolios and assess exposures, allocations against targets and limits, portfolio risk, concentration, and stress-test results.

“Private markets have become too large and too important to the investors we serve for family offices and smaller institutions to rely principally on spreadsheets and public-market proxies to understand portfolio risk,” said James G. Silk, Chief Executive Officer. “We developed AltLens to make sophisticated alternative asset analysis practical for these investors and managers by applying sophisticated risk models to complex private-market data and translating the results into clear analytics that can inform portfolio decisions.”

AltLens maps each portfolio position to specific private-market risk segments defined by asset class, strategy, geography, and sector. For each segment, AltLens maintains a historical series of quarterly returns based on historical private market performance. From these historical returns, AltLens is designed to calculate volatility, beta, value-at-risk, correlation, and concentration metrics. By incorporating historical private-fund performance, the methodology is designed to reflect how private assets have actually behaved rather than analyzing them through a proxy of select publicly traded securities.

The need for alternative asset analytics is expected to grow with the market. Preqin has forecast that alternatives assets under management will reach approximately $29 trillion globally by 2029. As alternative assets account for a larger share of portfolios, family offices and smaller institutions face a growing need for consistent, defensible analysis to support portfolio oversight and investment decisions.

AltLens will also provide historical and hypothetical stress-testing capabilities. Historical scenarios will simulate how a private-market portfolio would perform during markets analogous to the 2008-09 financial crisis, the 2000-03 technology downturn, and the 2021-22 inflationary and rising-interest-rate environment. Users will also be able to model custom hypothetical equity-market declines and interest-rate shocks and evaluate their projected effects by asset class and individual position.

The platform is organized into a set of analytical “lenses” designed to address key portfolio oversight questions: What does the portfolio hold, and how do its allocations compare with applicable targets and limits? What are its principal sources of risk, and where is it concentrated? How might it perform under select stress scenarios? AltLens will deliver the results through dashboards and exportable reports. Using a quarterly portfolio snapshot, the platform is designed to complement a customer’s existing accounting and administration systems.

“Family offices and smaller institutions should not need an enterprise-scale system or a lengthy implementation to conduct sophisticated portfolio risk analysis for alternative assets,” Silk said. “AltLens is designed to fit their quarterly workflow by translating a portfolio snapshot into clear risk and concentration analysis and reports that support investment committee and board decision-making.”

AltLens is part of Beneficient’s broader alternative asset technology platform, under which Beneficient is developing AltSignal, an AI-enabled alternative asset diligence engine, and AltDeal, an enterprise acquisition analysis engine. Beneficient expects to make AltLens available to family offices and small institutional investors in the fourth quarter of calendar year 2026.

About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors − mid-to-high net worth individuals, small-to-midsized institutions and General Partners seeking exit options, anchor commitments and value-added services for their funds – with solutions that could help them unlock the value in their alternative assets.

Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

For more information, visit trustben.com or follow us on LinkedIn.

Contacts

Matt Kreps: 214-597-8200, mkreps@darrowir.com

Michael Wetherington: 214-284-1199, mwetherington@darrowir.com

Investor Relations: investors@beneficient.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the planned launch of AltLens in the fourth quarter of calendar year 2026; the expected timing of AltLens’s availability to family offices and small institutional investors; the designed capabilities of AltLens; the anticipated benefits of AltLens and Beneficient’s broader alternative asset technology platform; the expected growth of the alternative asset market and related demand for portfolio analytics and risk-management tools; and the development and anticipated capabilities of AltSignal and AltDeal. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others, risks relating to the timing, development, launch and functionality of AltLens; the risk that the Company is unable to develop, commercialize, or expand AltLens, AltSignal, AltDeal, or its broader alternative asset technology platform; and the other risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q, and the risks and uncertainties contained in the Company’s Current Reports on Form 8-K.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.